Exhibit 3
SHAREHOLDER RIGHTS PLAN AGREEMENT
Dated as of May 24, 2006
Between
CANADA SOUTHERN PETROLEUM LTD.
- and -
AMERICAN STOCK TRANSFER & TRUST COMPANY
as Rights Agent

TABLE OF CONTENTS
(continued)

SHAREHOLDER RIGHTS PLAN AGREEMENT
     SHAREHOLDER RIGHTS PLAN AGREEMENT dated as of May 24, 2006 between CANADA SOUTHERN PETROLEUM LTD., a corporation existing under the Business Corporations Act (Alberta) (the “Company”) and American Stock Transfer & Trust Company, a trust company incorporated under the laws of New York, as rights agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder).
     WHEREAS Nosara Holdings Ltd., a wholly owned subsidiary of Petro-Canada (collectively referred to as “Petro-Canada”) has announced its intention to make an unsolicited take-over bid for the securities of the Company;
     AND WHEREAS the Board of Directors of the Company, in the exercise of their fiduciary duties to the Company, has determined that it is advisable and in the best interests of the Company to adopt a shareholder rights plan (the “Rights Plan”) to (a) ensure, to the extent possible, that the securityholders of the Company and the Board of Directors have adequate time to consider and evaluate any unsolicited bid for the Company’s securities, including that proposed by Petro-Canada, (b) provide the Board of Directors with adequate time to identify, develop and negotiate value-enhancing alternatives, if considered appropriate, to any such unsolicited bid, (c) encourage the fair treatment of shareholders in connection with any other take-over offer for the Company’s securities, and (d) generally to prevent any person from acquiring ownership (or the right to acquire ownership) of or the right to vote more than 20% of the outstanding common shares of the Company while the process undertaken by the Board of Directors is ongoing, or entering into arrangements or relationships that have a similar effect;
     AND WHEREAS in order to implement the Rights Plan, the Board of Directors:
(a)	authorized the issuance of one right (a “Right”) effective at the Record Time (as hereinafter defined) in respect of each Common Share (as hereinafter defined) outstanding at the Record Time; and

(b)	authorized the issuance of one Right in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined);
     AND WHEREAS each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Company pursuant to the terms and subject to the conditions set forth herein;
     AND WHEREAS the Company desires to appoint the Rights Agent to act on behalf of the Company and the holders of Rights, and the Rights Agent has agreed to act on behalf of the Company and the holders of Rights in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;
     NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the Company and the Rights Agent hereby agree as follows:

ARTICLE 1
INTERPRETATION
1.1 Certain Definitions
For purposes of this Agreement, the following terms have the meanings indicated:
“Acquiring Person” means any Person who is the Beneficial Owner of 20% or more of the outstanding Common Shares provided, however, that the term “Acquiring Person” shall not include:
(a)	the Company or any Subsidiary of the Company;

(b)	any Person who becomes the Beneficial Owner of 20% or more of the outstanding Common Shares as a result of one or any combination of:
(i)	a Common Share Reduction;

(ii)	a Pro Rata Acquisition;

(iii)	a Permitted Bid Acquisition;

(iv)	an Exempt Acquisition; or

(v)	a Convertible Security Acquisition;
provided further, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares then outstanding by reason of any one or a combination of a Common Share Reduction, a Pro Rata Acquisition, a Permitted Bid Acquisition, an Exempt Acquisition or a Convertible Security Acquisition and thereafter becomes the Beneficial Owner of more than 1% of the number of Common Shares then outstanding in addition to those Common Shares such Person already holds (other than through any one or a combination of a Common Share Reduction, a Pro Rata Acquisition, a Permitted Bid Acquisition, an Exempt Acquisition or a Convertible Security Acquisition), then as of the date that such Person becomes the Beneficial Owner of such additional Common Shares, such Person shall become an Acquiring Person;

(c)	a Person (a “Grandfathered Person”) who is the Beneficial Owner of 20% or more of the outstanding Common Shares determined as at the Record Time; provided, however, that this exemption shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time, become the Beneficial Owner of more than 1% of the number of Common Shares then outstanding in addition to those Common Shares such Person already holds (other than through any one or any combination of a Common Share Reduction, a Pro Rata Acquisition, a Permitted Bid Acquisition, an Exempt Acquisition or a Convertible Security Acquisition); and

(d)	an underwriter or member of a banking or selling group that acquires Common Shares from the Company in connection with a distribution of securities;
“Affiliate” when used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person;
“Agreement” means this shareholder rights plan agreement between the Company and the Rights Agent, as may be amended and/or supplemented or restated from time to time;
“Associate”, when used to indicate a relationship with a specified individual, means any relative of such specified individual who has the same home as such specified individual, or any individual to whom such specified individual is married, or any individual with whom such specified individual is living in a conjugal relationship outside marriage, or any relative of such spouse or other individual who has the same home as such specified individual;
A Person shall be deemed the “Beneficial Owner” and to have “Beneficial Ownership” of and to “Beneficially Own”:
(a)	any securities of which such Person or any of such Person’s Affiliates or Associates is the owner at law or in equity;

(b)	any securities as to which such Person or any of such Person’s Affiliates or Associates has the right to acquire or become the owner at law or in equity, where such right is exercisable within 60 days of the date of determination of Beneficial Ownership and whether or not on condition or the occurrence of any contingency or payment of instalments, upon the exercise of any Convertible Securities, or pursuant to any agreement, arrangement, pledge or understanding, written or oral (other than customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a distribution of securities and other than pursuant to pledges of securities in the ordinary course of business of the lender) or otherwise;

(c)	any securities as to which such Person or any of such Person’s Affiliates or Associates has the right to vote, where such right is exercisable within 60 days of the date of determination of Beneficial Ownership and whether or not on condition or the occurrence of any contingency, pursuant to any agreement, arrangement, pledge or understanding, written or oral (other than pursuant to pledges of securities in the ordinary course of business of the lender) or otherwise; and

(d)	any securities which are Beneficially Owned within the meaning of Clauses (a), (b) or (c) of this definition by any other Person with which such Person is acting jointly or in concert with respect to the Company or any of its securities or assets;
provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security:

(i)	solely by reason of such security having been deposited or tendered pursuant to a Take-over Bid made by such Person or any of such Person’s Affiliates or Associates or any other Person referred to in Clause (d) of this definition until the earlier of such deposited or tendered security being accepted unconditionally for payment or exchange or being taken up and paid for; or

(ii)	solely by reason of such Person, any of such Person’s Affiliates or Associates or any other Person referred to in Clause (d) of this definition holding such security and:
(A)	the ordinary business of the Person (in this definition, a “Manager”) includes the management of investment funds or mutual funds for others and such security is held by the Manager in the ordinary course of such business in the performance of such Manager’s duties for the account of any other Person (in this definition, a “Client”) including a non-discretionary account held on behalf of a Client by a broker or dealer registered under applicable law;

(B)	the Person (in this definition, a “Trust Company”) is licensed to carry on the business of a trust company under applicable law and, as such, acts as a trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each, in this definition, an “Estate Account”) or in relation to other accounts (each, in this definition, an “Other Account”) and holds such security and is acting in the ordinary course of such duties for the Estate Account or for such Other Accounts;

(C)	such Person is a Crown agent or agency (in this definition a “Crown Agent”);

(D)	the Person (in this definition, a “Statutory Body”) is established by statute for purposes that include, and the ordinary business or activity of such Person includes, the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies and the Statutory Body holds such security in the ordinary course of and for the purposes of the management of such investment funds;

(E)	the Person (in this definition, an “Administrator”) is the administrator or trustee of one or more pension funds or plans (each, in this definition, a “Plan”) registered under the laws of Canada or any province thereof or the corresponding laws of the jurisdiction by which such Plan is governed and the

Administrator holds such security in the ordinary course of and for the purposes of its activities as such; or

(F)	such Person is a Plan and such security is Beneficially Owned or held by the Plan in the ordinary course of such Plan’s activities;
but only if the Manager, the Trust Company, the Crown Agent, the Statutory Body, the Administrator or the Plan, as the case may be, is not then making and has not announced an intention to make a Take-over Bid, alone, through its Affiliates or Associates or by acting jointly or in concert with any other Person, other than an Offer to Acquire Common Shares or other securities pursuant to a distribution by the Company or by means of ordinary market transactions (including pre-arranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange, securities quotation system or organized over-the-counter market;

(iii)	solely because such Person:
(A)	is a Client of the same Manager as another Person on whose account the Manager holds such security,

(B)	has an Estate Account or an Other Account with the same Trust Company as another Person on whose account the Trust Company holds such security, or

(C)	is a Plan with the same Administrator as another Plan on whose account the Administrator holds such security,
(iv)	solely because such Person:
(A)	is a Client of a Manager and such security is owned at law or in equity by the Manager,

(B)	has an Estate Account or an Other Account with a Trust Company and such security is owned at law or in equity by the Trust Company, or

(C)	is a Plan and such security is owned at law or in equity by the Administrator of the Plan; or
(v)	solely because such Person is the registered holder of securities as a result of carrying on the business of, or acting as nominee for, a securities depository;
“Board of Directors” shall mean the board of directors of the Company, as constituted from time to time;

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Calgary, Alberta are authorized or obliged by law to close;
“Business Corporations Act” shall mean the Business Corporations Act, R.S.A. 2000, c. B-9, as amended, and the regulations thereunder and any comparable or successor laws or regulations thereto;
“Canadian Dollar Equivalent” of any amount which is expressed in United States dollars shall mean, on any date, the Canadian dollar equivalent of such amount determined by multiplying such amount by the U.S. — Canadian Exchange Rate in effect on such date;
“Close of Business” on any given date shall mean the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the office of the transfer agent for the Common Shares in the City of New York (or, after the Separation Time, the office of the Rights Agent in the City of New York) is closed to the public;
“Common Share Reduction” means an acquisition or a redemption of Common Shares by the Company or a Subsidiary of the Company which, by reducing the number of Common Shares outstanding, increases the percentage of Common Shares Beneficially Owned by such Person to 20% or more of the Common Shares then outstanding;
“Common Shares” shall mean the common shares in the capital of the Company and any other share of the Company into which such share may be sub-divided, consolidated, re-classified or changed from time to time;
“Competing Permitted Bid” shall mean a Take-over Bid that:
(a)	is made after a Permitted Bid or another Competing Permitted Bid has been made and prior to the expiry of that Permitted Bid or Competing Permitted Bid (in this definition, the “Prior Bid”);

(b)	satisfies all the provisions of the definition of a Permitted Bid other than the requirements set out in subparagraphs (b)(i) and (iv) of the definition of Permitted Bid; and

(c)	contains, and the take-up and payment for securities tendered or deposited thereunder are subject to, irrevocable and unqualified conditions that:
(i)	no Common Shares shall be taken up or paid for pursuant to the Take-over Bid (A) prior to the Close of Business on a date that is not less than the later of 35 days after the Offer Date of such Take-over Bid and 60 days after the Offer Date of the earliest Prior Bid then in existence, and (B) then only if, at the Close of Business on the date Common Shares are first taken up or paid for under such Take-over Bid, more than 50% of the then outstanding Common Shares held by Independent Shareholders have been deposited or tendered pursuant to such Take-over Bid and not withdrawn; and

(ii)	in the event that the requirement set forth in clause (c)(i)(B) of this definition is satisfied, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Common Shares for not less than 10 Business Days from the date of such public announcement.
“controlled”: a Person is considered to be “controlled” by another Person or two or more Persons acting jointly in concert if:
(a)	in the case of a body corporate:
(i)	securities entitled to vote in the election of directors carrying more than 50% of the votes for the election of directors of such body corporate are held, directly or indirectly, by or on behalf of the other Person or Persons acting jointly or in concert; and

(ii)	the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such body corporate;
(b)	in the case of a Person that is not a body corporate, more than 50% of the voting or equity interests of such entity are held directly or indirectly, by or on behalf of the other Person or Persons, and “controls”, “controlling” and “under common control with” shall be interpreted accordingly;
“Convertible Securities” shall mean, at any time, any securities issued by the Company (including rights, warrants and options but excluding the Rights) carrying any purchase, exercise, conversion or exchange right pursuant to which the holder thereof may acquire Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares (in each case, whether such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency);
“Convertible Security Acquisition” shall mean the acquisition of Common Shares upon the exercise of Convertible Securities acquired by a Person pursuant to a Permitted Bid Acquisition an Exempt Acquisition or a Pro Rata Acquisition;
“Co-Rights Agent” shall have the meaning ascribed thereto in Subsection 4.1(a);
“Current Offer” means the offer dated May 15, 2006 made by Nosara Holdings Ltd., a wholly owned subsidiary of Petro-Canada to purchase all of the Common Shares (as such offer may be amended, varied or extended);
“Election to Exercise” shall have the meaning attributed thereto in Subsection 2.2(d);
“Exempt Acquisition” shall mean an acquisition of Common Shares or Convertible Securities (a) in respect of which the Board of Directors has waived the application of

Section 3.1 pursuant to the provisions of Section 5.2 hereof, or (b) pursuant to a distribution of Common Shares or Convertible Securities or both (and the conversion or exchange of such Convertible Securities) made by the Company pursuant to a prospectus, private placement or other distribution made by the Company exempt from the prospectus requirements of applicable law;
“Exercise Price” shall mean, as of any date, the price at which a holder of a Right may purchase the securities issuable upon exercise of one whole Right and until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $30.00;
“Expiration Time” shall mean the earlier of (a) the Termination Time and (b) 4:00 p.m. (New York time) on the date that is 180 days from the date of this Agreement;
“Flip-in Event” shall mean a transaction in which any Person becomes an Acquiring Person;
“Independent Shareholders” shall mean holders of Common Shares, other than (a) any Acquiring Person, (b) any Offeror, (c) any Affiliate or Associate of any Acquiring Person or Offeror, (d) any Person acting jointly or in concert with any Acquiring Person or Offeror, and (e) a Person who is a trustee of any employee benefit plan, Common Share purchase plan, deferred profit sharing plan or similar plan or trust for the benefit of employees of the Company or a wholly-owned Subsidiary of the Company, unless the beneficiaries of such plan or trust direct the manner in which such Common Shares are to be voted or direct whether the Common Shares are to be tendered to a Take-over Bid;
“Market Price” per security of any securities on any date of determination shall mean the average of the daily closing prices per security of such securities (determined as described below) on each of the 20 consecutive Trading Days ending on the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused the closing prices used to determine the Market Price on any such Trading Day not to be fully comparable with the closing price on such date of determination (or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day), each such closing price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the closing price on such date of determination (or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day). The closing price per security of any securities on any date shall be:
(a)	the closing board lot sale price or, in case no such sale takes place on such date, the average of the closing bid and asked prices for each such security on such date as reported by the principal stock exchange in Canada on which such securities are listed or admitted to trading;

(b)	if for any reason none of such prices described in (a) above is available for such day or the securities are not listed or admitted to trading on a stock exchange in Canada, the last sale price or, if such price is not available, the average of the closing bid and asked prices, for each such security on such date as reported by such other securities exchange on which such securities are listed or admitted to trading;

(c)	if for any reason none of such prices described in (b) above is available for such date or the securities are not listed or admitted to trading on a stock exchange in Canada or other securities exchange, the last sale price, or if no sale takes place, the average of the high bid and low asked prices for each such security on such date in the over-the-counter market, as quoted by any reporting system then in use (as determined by the Board of Directors); or

(d)	if for any such date none of such prices described in (c) above is available or the securities are not listed or admitted to trading on a stock exchange in Canada or any other securities exchange and are not quoted by any such reporting system, the average of the closing bid and asked prices for such date as furnished by a professional market maker making a market in the securities selected in good faith by the Board of Directors, provided, however, that if on any such date none of such prices is available, the closing price per security of such securities on such date shall mean the fair value per security of such securities on such date as determined in good faith by a nationally or internationally recognized firm of investment dealers or investment bankers selected by the Board of Directors. The Market Price shall be expressed in Canadian dollars and, if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars on such date at the Canadian Dollar Equivalent thereof;
“NASDAQ” means the Nasdaq Stock Market;
“Nominee” shall have the meaning ascribed thereto in Subsection 2.2(c);
“Offer Date” shall mean the date of a Take-over Bid;
“Offer to Acquire” shall include:
(a)	an offer to purchase, a public announcement of an intention to make an offer to purchase, or a solicitation of an offer to sell, Common Shares or Convertible Securities, or both, and

(b)	an acceptance of an offer to sell Common Shares or Convertible Securities, or both, whether or not such offer to sell has been solicited, or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;
“Offeror” shall mean a Person who has announced an intention to make or who has made a Take-over Bid (including a Permitted Bid or a Competing Permitted Bid) but only for so long as the Take-over Bid so announced or made has not been withdrawn or terminated and has not expired;

“Permitted Bid” shall mean a Take-over Bid that is made by means of a take-over bid circular and that also complies with the following additional provisions:
(a)	the Take-over Bid is made to all holders of Common Shares, other than the Offeror; and

(b)	the Take-over Bid shall contain, and the take-up and payment for securities tendered or deposited thereunder shall be subject to, irrevocable and unqualified conditions that:
(i)	no Common Shares shall be taken up or paid for pursuant to the Take-over Bid (A) prior to the Close of Business on a date that is not less than 60 days following the Offer Date, and (B) then only if, at the Close of Business on the date Common Shares are first taken up or paid for under the Take-over Bid, more than 50% of the then outstanding Common Shares held by Independent Shareholders have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

(ii)	Common Shares may be deposited pursuant to such Take-over Bid, unless such Take-over Bid is withdrawn, at any time prior to the Close of Business on the date Common Shares are first taken up or paid for under the Take-over Bid;

(iii)	any Common Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

(iv)	in the event that the requirement set forth in clause (b)(i)(B) of this definition is satisfied, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Common Shares for not less than 10 Business Days from the date of such public announcement;
“Permitted Bid Acquisition” shall mean an acquisition of Common Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;
“Person” shall include any individual, firm, partnership, syndicate, association, trust, trustee, executor, administrator, legal personal representative, government, governmental body or authority, corporation or other incorporated or unincorporated organization;
“Pro Rata Acquisition” shall mean an acquisition by a Person of Common Shares or Convertible Securities or both:
(a)	as a result of a stock dividend, a stock split or other event pursuant to which such Person receives or acquires Common Shares or Convertible Securities, or both, on the same pro rata basis as all other holders of Common Shares of the same class or series of the Company, or

(b)	pursuant to a regular dividend reinvestment or other plan of the Company made available by the Company to the holders of Common Shares where such plan permits the holder to direct that the dividends paid in respect of such Common Shares be applied to the purchase from the Company of further securities of the Company, or

(c)	pursuant to the receipt and/or exercise of rights (other than the Rights) issued by the Company to all of the holders of Common Shares on a pro rata basis to subscribe for or purchase Common Shares or Convertible Securities, or both, provided that such rights are acquired directly from the Company and not from any other Person, provided, however, that such Person does not thereby acquire a greater percentage of Common Shares or Convertible Securities so offered than such Person’s percentage of Common Shares owned immediately prior to such acquisition.
“Record Time” shall mean 4:00 p.m. (New York time) on the date of this Agreement;
“Redemption Price” shall have the meaning attributed thereto in Section 5.1;
“Rights” shall mean the herein described rights to purchase securities pursuant to the terms and subject to the conditions set forth herein;
“Rights Certificate” shall mean the certificates representing the Rights after the Separation Time which shall be substantially in the form attached hereto as Exhibit A or such other form as the Company and the Rights Agent may agree;
“Rights Register” shall have the meaning ascribed thereto in Subsection 2.6(a);
“Securities Act (Alberta)” shall mean the Securities Act, R.S.A. 2000, c. S-4, as amended, and the regulations made thereunder and any comparable or successor laws or regulations thereto;
“Separation Time” shall mean, the Close of Business on the tenth Business Day after the earliest of:
(a)	the Stock Acquisition Date;

(b)	the date of the commencement of, or first public announcement of the intent of any Person, (other than the Company or any Subsidiary of the Company) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid so long as such Take-over Bid continues to satisfy the requirements of a Permitted Bid or Competing Permitted Bid); and

(c)	the date upon which a Permitted Bid or Competing Permitted Bid ceases to be a Permitted Bid or Competing Permitted Bid, or such later date as may be determined by the Board of Directors in good faith provided that notwithstanding anything else in this Agreement the Separation Time shall occur with respect to the Current Offer on the Stock Acquisition Date with respect to the

Current Offer or such earlier date determined by the Board and, provided further that if the Current Offer or any Take-over Bid referred to in Clause (b) of this definition expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-Over Bid shall be deemed, for the purposes of this definition, never to have been made; and (iii) if the Board of Directors determine pursuant to Section 5.2 to waive the application of Section 3.1 to a Flip-in-Event, the Separation Time in respect of such Flip-in-Event shall be deemed never to have occurred;
“Stock Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 176 of the Securities Act (Alberta)) by the Company or a Person of facts indicating that a Person has become an Acquiring Person;
“Subsidiary”: a body corporate is a Subsidiary of another body corporate if:
(a)	it is controlled by (i) that other, or (ii) that other and one or more bodies corporate, each of which is controlled by that other, or (iii) two or more bodies corporate, each of which is controlled by that other, or

(b)	it is a Subsidiary of a body corporate that is that other’s Subsidiary;
“Take-over Bid” means an Offer to Acquire Common Shares or Convertible Securities (or both) if, assuming that the Common Shares or Convertible Securities that are the subject of the Offer to Acquire are acquired at the date of such Offer to Acquire by the Person making such Offer to Acquire, the Common Shares Beneficially Owned by the Person making the Offer to Acquire would constitute, in the aggregate, 20% or more of the Common Shares of the Company then outstanding;
“Termination Time” shall mean the time at which the right to exercise Rights shall terminate pursuant to Section 5.1 hereof;
“Trading Day” when used with respect to any securities, shall mean a day on which the principal securities exchange in Canada on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any securities exchange in Canada, a Business Day; and
“U.S. — Canadian Exchange Rate” shall mean, on any date:
(a)	if, on such date, the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; or

(b)	in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars calculated in such manner as may be determined by the Board of Directors from time to time acting in good faith.
1.2 Currency
     All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3 Number and Gender
     Wherever the context so requires, terms used herein importing the singular number only shall include the plural and vice versa and words importing any one gender shall include all others.
1.4 Descriptive Headings and References
     Descriptive headings and the Table of Contents appear herein for convenience of reference only and shall not affect the meaning or construction of any of the provisions hereof. All references to Articles, Sections, Subsections, Clauses and Exhibits are to the articles, sections, subsections, clauses and exhibits forming part of this Agreement. The words “hereto”, “herein”, “hereof’, “hereunder”, “this Agreement” and similar expressions refer to this Agreement including the Exhibits, as the same may be amended, modified or supplemented from time to time.
1.5 Calculation of Number and Percentage of Beneficial Ownership of Outstanding Common Shares
          (a) For the purposes of this Agreement, in determining the percentage of the outstanding Common Shares of the Company with respect to which a Person is or is deemed to be the Beneficial Owner, all unissued Common Shares of the Company of which such Person is deemed to be the Beneficial Owner shall be deemed to be outstanding for the purposes of both A and B in the formula below, but no other unissued Common Shares shall for the purposes of such calculation be deemed to be outstanding.
          (b) For the purposes of this Agreement, the percentage of Common Shares Beneficially Owned by any Person shall be and be deemed to be the product determined by the formula:

100 x A
B

Where

A =	the aggregate number of votes for the election of all directors generally attaching to the Common Shares Beneficially Owned by such Person; and

B =	the aggregate number of votes for the election of all directors generally attaching to all outstanding Common Shares.
1.6 Acting Jointly or in Concert
          For purposes of this Agreement, a Person is acting jointly or in concert with every other Person who is a party to any agreement, commitment or understanding, whether formal or informal and whether or not in writing, with the first mentioned Person to acquire or Offer to Acquire Common Shares or Convertible Securities (other than customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a distribution of securities pursuant to a prospectus or by way of private placement and other than pursuant to pledges of securities in the ordinary course of business).
ARTICLE 2
THE RIGHTS
2.1 Evidence of Holding of Rights
          (a) Certificates representing Common Shares, including Common Shares issued upon conversion of Convertible Securities, issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time shall evidence one Right for each Common Share represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them a legend, substantially in the following form:
“Until the Separation Time (as such term is defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Shareholder Rights Plan Agreement dated as of May 24, 2006, as amended from time to time (the “Rights Agreement”), between Canada Southern Petroleum Ltd. (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file and may be inspected during normal business hours at the principal executive office of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be amended, redeemed, may expire, may become void (if, in certain cases, they are “Beneficially Owned” by an “Acquiring Person”, as such terms are defined in the Rights Agreement or a transferee thereof), or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge promptly after the receipt of a written request therefor.”
   Certificates representing Common Shares that are issued and outstanding shall also evidence one Right for each Common Share evidenced thereby, notwithstanding the absence of the foregoing legend, until the earlier of the Separation Time and the Expiration Time.
          (b) Registered holders of Common Shares who have not received a share certificate and are entitled to do so on the earlier of the Separation Time and the Expiration Time shall be entitled to Rights as if such certificates had been issued and such Rights shall for all purposes hereof be evidenced by the corresponding entries on the Company’s securities register for common shares.

2.2 Initial Exercise Price; Exercise of Rights; Detachment of Rights
     (a) Subject to adjustment as herein set forth, each Right will entitle the holder thereof, from and after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one Common Share (which Exercise Price and number of Common Shares are subject to adjustment as set forth herein). Notwithstanding any other provision of this Agreement, any Rights Beneficially Owned by the Company or any of its Subsidiaries shall be void.
     (b) Until the Separation Time,
(i)	the Rights shall not be exercisable and no Right may be exercised, and

(ii)	for administrative purposes, each Right will be evidenced by the certificate for the associated Common Share registered in the name of the holder thereof (which certificate shall be deemed to represent a Rights Certificate) and will be transferable only together with, and will be transferred by a transfer of, such associated Common Share.
     (c) From and after the Separation Time and prior to the Expiration Time, the Rights may be exercised and the registration and transfer of the Rights shall be separate from and independent of Common Shares. Promptly following the Separation Time, the Company will prepare or cause to be prepared and the Rights Agent will mail to each holder of record of Common Shares as of the Separation Time or, in the case of the conversion, exchange or exercise of Convertible Securities into Common Shares after the Separation Time and prior to the Close of Business on the tenth Business Day following the Stock Acquisition Date, promptly after such conversion, exchange or exercise, the Rights Agent will mail to each holder of record so converting, exchanging or exercising (other than an Acquiring Person, any other Person whose Rights are or become void pursuant to Section 3.1(b) and, in respect of any Rights Beneficially Owned by such Acquiring Person or such other Person which are not held of record by such Acquiring Person or such other Person, the holder of record of such Rights (a “Nominee”)), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose),
(i)	a Rights Certificate, in substantially the form set out in Exhibit “A” hereto, appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation or judicial or administrative order made pursuant thereto or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to standard usage, and

(ii)	a disclosure statement prepared by the Company describing the Rights; provided that a Nominee shall be sent the materials provided for in Clauses (i) and (ii) in respect of all Common Shares held of record by it which are not Beneficially Owned by an Acquiring Person.
     (d) Rights may be exercised in whole or in part on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent at its office in the City of New York or at any other office of the Rights Agent in the cities designated (with the approval of the Rights Agent) from time to time for that purpose by the Company:
(i)	the Rights Certificate evidencing such Rights;

(ii)	an election to exercise such Rights (an “Election to Exercise”) substantially in the form attached to the Rights Certificate appropriately completed and duly executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

(iii)	payment by certified cheque, bank draft or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.
     (e) Upon receipt of a Rights Certificate, with an Election to Exercise appropriately completed and duly executed which does not indicate that such Right is null and void as provided by Subsection 3.1(b), accompanied by payment as set forth in Clause 2.2(d)(iii), the Rights Agent (unless otherwise instructed in writing by the Company) will thereupon promptly:
(i)	requisition from the transfer agent for the Company’s Common Shares certificates for the number of Common Shares to be purchased (the Company hereby irrevocably agreeing to authorize its transfer agent to comply with all such requisitions);

(ii)	after receipt of any certificates referred to in Clause 2.2(e)(i), deliver such certificates to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder;

(iii)	when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuing fractional Common Shares;

(iv)	after receipt, deliver such cash referred to in Clause 2.2(e)(iii) to or to the order of the registered holder of the Rights Certificate; and

(v)	tender to the Company all payments received on exercise of the Rights.
     (f) In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.
     (g) The Company covenants and agrees that it will:
(i)	take all such action as may be necessary and within its power to ensure that all Common Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates representing such Common Shares (subject to payment of the Exercise Price), be duly and validly authorized, issued and delivered as fully paid and non-assessable;

(ii)	take all such action as may reasonably be necessary and within its power to comply with any applicable requirements of the Business Corporations Act, the Securities Act (Alberta) and the securities statute or comparable legislation of each of the other provinces and territories of Canada, and other applicable securities laws and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Common Shares upon exercise of Rights;

(iii)	on or before the issuance thereof, use reasonable efforts to cause all Common Shares issued upon exercise of Rights to be listed on the Toronto Stock Exchange, NASDAQ and each other stock exchange on which the Common Shares are then listed or admitted to trading at that time;

(iv)	cause to be reserved and kept available out of its authorized and unissued Common Shares the number of Common Shares that, as provided in this Agreement, will from time to time be sufficient to permit the exercise in full of all outstanding Rights; and

(v)	pay when due and payable any and all Canadian and United States federal, provincial and state transfer taxes (not in the nature of income or withholding taxes) and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or certificates for Common Shares or registration of the Common Shares in the securities register of the Company, provided that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares or registration of the Common Shares in the securities register of the Company in a name other than that of the holder of the Rights being transferred or exercised.
2.3 Adjustments to Exercise Price; Number of Rights
     (a) The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3 and in Article 3.
     (b) In the event the Company shall at any time after the Record Time and prior to the Expiration Time:
(i)	declare or pay a dividend on the Common Shares of the Company payable in Common Shares or Convertible Securities other than pursuant to any dividend reinvestment program;

(ii)	subdivide or change the then outstanding Common Shares into a greater number of Common Shares;

(iii)	consolidate or change the then outstanding Common Shares into a smaller number of Common Shares; or

(iv)	issue any Common Shares, Convertible Securities or other capital stock of the Company in respect of, in lieu of, or in exchange for existing Common Shares except as otherwise provided in this Section 2.3;
the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights shall be adjusted in the manner set forth below.
If the Exercise Price and number of Rights outstanding are to be adjusted:
(A)	the Exercise Price in effect after such adjustment shall be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (or other capital stock) (the “Expansion Factor”) that a holder of one Common Share immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result thereof (assuming the exercise of all such exchange conversion or acquisition rights, if any); and

(B)	each Right held prior to such adjustment shall become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be allocated among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the Common Shares issued or issuable in respect of such dividend, subdivision, change, consolidation or issuance, so that each such Common Share (or other capital stock) will have exactly one Right associated with it.
For greater certainty, if the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the number of securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result thereof. To the extent that such rights of exchange, conversion or acquisition are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect based on the number of Common Shares (or securities convertible or exchangeable for Common Shares) actually issued upon exercise of such Rights.
If after the Record Time and prior to the Expiration Time the Corporation shall issue any shares of capital stock other than Common Shares in a transaction of a type described in clause 2.3(b)(i) or (iv), such securities shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and the Corporation and the Rights Agent agree to amend this Agreement in order to effect such treatment.
If an event occurs which would require an adjustment under both this Section 2.3 and Section 3.1 hereof, the adjustment provided for in this Section 2.3 shall be in addition to and shall be made prior to any adjustment required pursuant to Section 3.1 hereof. Adjustments pursuant to subsection 2.3(b) shall be made successively, whenever an event referred to in subsection 2.3(b) occurs.
In the event the Corporation shall at any time after the Record Time and prior to the Separation Time issue any Common Shares otherwise than in a transaction referred to in the preceding paragraph, each such Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such Common Share.
     (c) In case the Company shall at any time after the Record Time and prior to the Expiration Time fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase (for a period expiring within 45 calendar days after such record date) Common Shares (or shares having the same rights, privileges and preferences as Common Shares (“equivalent common shares”) or securities convertible into or exchangeable for or carrying a right to purchase Common Shares or equivalent common shares) at a price per Common Share or per equivalent common share (or if a security convertible into or exchangeable for or carrying a right to purchase Common Shares or equivalent common shares having a conversion, exchange or exercise price per share) less than 90% of the Market Price per Common Share on the second Trading Day immediately preceding such record date, the Exercise Price in respect of the Rights to be in effect after such record date shall be determined by multiplying the Exercise Price in respect of the Rights in effect immediately prior to such record date by a fraction: (i) the numerator of which shall be the number of Common Shares outstanding on such record date, plus the number of Common Shares that the aggregate offering price of the total number of Common Shares and/or equivalent common shares so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered) would purchase at such Market Price per Common Share; and (ii) the denominator of which shall be the number of Common Shares outstanding on such record date, plus the number of additional Common Shares and/or equivalent common shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable). In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Such adjustment shall be made successively whenever such a record date is fixed and, in the event that such rights, options or warrants are not so issued, the Exercise Price in respect of the Rights shall be re-adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would be in effect based on the number of Common Shares, common share equivalents (or securities convertible into or exchangeable or exercisable for Common Shares or common share equivalents) actually issued upon the exercise of such rights, options or warrants, as the case may be.
     (d) For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury or otherwise) pursuant to a dividend reinvestment plan or any employee benefit, stock option or similar plans shall be deemed not to constitute an issue of rights, options or warrants by the Company; provided, however, that, in all such cases, the right to purchase Common Shares is at a price per share of not less than 90% of the then current market price per share (determined as provided in such plans) of the Common Shares.
     (e) In case the Company shall at any time after the Record Time and prior to the Expiration Time fix a record date for a distribution to all holders of Common Shares (including any such distribution made in connection with a merger in which the Company is the continuing corporation) of evidences of indebtedness or assets, including cash (other than a dividend paid in the ordinary course or a dividend paid in Common Shares, but including any dividend payable in securities other than Common Shares), or subscription rights or warrants entitling them to subscribe for or purchase Common Shares (excluding those referred to in Subsection 2.3(c)) at a price per Common Share that is less than 90% of the Market Price per Common Share on the second Trading Day immediately preceding such record date, the Exercise Price in respect of the Rights to be in effect after such record date shall be determined by multiplying the Exercise Price in respect of the Rights in effect immediately prior to such record date by a fraction: (i) the numerator of which shall be the Market Price per Common Share on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights), on a per share basis, of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a Common Share; and (ii) the denominator of which shall be such Market Price per Common Share. Such adjustments shall be made successively whenever such a record date is fixed and, in the event that such distribution is not so made, the Exercise Price in respect of the

Rights shall be adjusted to be the Exercise Price in respect of the Rights which would have been in effect if such record date had not been fixed.
     (f) In the event the Company shall at any time after the Record Time and prior to the Separation Time issue any shares of capital stock (other than Common Shares), or rights, options or warrants to subscribe for or purchase any such capital stock, or securities convertible into or exchangeable for any such capital stock in a transaction referred to in subparagraph 2.3(b)(i) or (iv), if the Board of Directors acting in good faith determines that the adjustments contemplated by Subsections 2.3(b), (c) and (e) above in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Board of Directors may determine what other adjustments to the Exercise Price, number of Rights and/or securities purchasable upon exercise of Rights would be appropriate and, notwithstanding Subsections 2.3(b), (c) and (e) above, such adjustments, rather than the adjustments contemplated by Subsections 2.3(b), (c) and (e) above, shall be made. The Company and the Rights Agent shall amend this Agreement as appropriate to provide for such adjustments.
     (g) Notwithstanding anything herein to the contrary, no adjustment in an Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such Exercise Price; provided, however, that any adjustments which by reason of this Subsection 2.3(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2.3 shall be made to the nearest cent or to the nearest ten-thousandth of a Common Share or other share, as the case may be.
     (h) If as a result of an adjustment made pursuant to this Section 2.3, the holder of any Right thereafter exercised shall become entitled to receive any shares other than Common Shares, thereafter the number of such other shares so receivable upon exercise of any Right and the applicable Exercise Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as is practicable to the provisions with respect to the Common Shares contained in this Section 2.3, and the provisions of this Agreement with respect to the Common Shares shall apply on like terms to any such other shares.
     (i) All Rights originally issued by the Company subsequent to any adjustment made to an Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the respective number of Common Shares, as the case may be, purchasable from time to time hereunder upon exercise of the Rights immediately prior to such time, all subject to further adjustment as provided herein.
     (j) Unless the Company shall have exercised its election, as provided in Subsection 2.3(k), upon each adjustment of an Exercise Price as a result of the calculations made in Subsections 2.3(c) and (e), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Common Shares, as the case may be (calculated to the nearest one ten-thousandth), obtained by:

(i)	multiplying:
(A)	the number of such Common Shares which would have been issuable upon the exercise of a Right immediately prior to this adjustment; by

(B)	the relevant Exercise Price in effect immediately prior to such adjustment of the relevant Exercise Price; and
(ii)	dividing the product so obtained by the relevant Exercise Price in effect immediately after such adjustment of the relevant Exercise Price.
     (k) The Company may elect on or after the date of any adjustment of an Exercise Price to adjust the number of Rights, in lieu of any adjustment in the number of Common Shares purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of Common Shares for which such a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the relevant Exercise Price in effect immediately prior to adjustment of the relevant Exercise Price by the relevant Exercise Price in effect immediately after adjustment of the relevant Exercise Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the relevant Exercise Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Subsection 2.3(k), the Company shall, as promptly as is practicable, cause to be distributed to holders of record of Rights Certificates on such record date, Rights Certificates evidencing, subject to Section 5.6, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates to be so distributed shall be issued, executed and countersigned in the manner provided for herein and may bear, at the option of the Company, the relevant adjusted Exercise Price and shall be registered in the names of holders of record of Rights Certificates on the record date specified in the public announcement.
     (l) Irrespective of any adjustment or change in an Exercise Price or the number of Common Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the relevant Exercise Price per Common Share and the number of Common Shares which were expressed in the initial Rights Certificates issued hereunder.
     (m) In any case in which this Section 2.3 shall require that an adjustment in an Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer,

until the occurrence of such event, the issuance to the holder of any Right exercised after such record date of the number of Common Shares and other securities of the Company, if any, issuable upon such exercise over and above the number of Common Shares and other securities of the Company, if any, issuable upon such exercise on the basis of the relevant Exercise Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Common Shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.
     (n) Notwithstanding anything in this Section 2.3 to the contrary, the Company shall be entitled to make such reductions in each Exercise Price, in addition to those adjustments expressly required by this Section 2.3, as and to the extent that in its good faith judgment the Board of Directors shall determine to be advisable in order that any: (i) consolidation or subdivision of Common Shares; (ii) issuance of any Common Share or Convertible Securities; (iii) stock dividends; or (iv) issuance of rights, options or warrants referred to in this Section 2.3, hereafter made by the Company to holders of its Common Shares, shall not be taxable to such shareholders.
     (o) The Company covenants and agrees that, after the Separation Time, it will not, except as permitted by Sections 5.1, 5.2 and 5.5, take (or permit any Subsidiary of the Company to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.
     (p) Whenever an adjustment to the Exercise Price or a change in the securities purchasable upon exercise of the Rights is made at any time after the Separation Time pursuant to this Section 2.3, the Company shall promptly:
(i)	file with the Rights Agent and with the transfer agent for the Common Shares a certificate specifying the particulars of such adjustment or change; and

(ii)	cause notice of the particulars of such adjustment or change to be given to the holders of the Rights;
     provided that failure to file such certificate or cause such notice to be given as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.
2.4 Date on Which Exercise is Effective
   Each Person in whose name any certificate for Common Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Common Shares represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered in accordance with Subsection 2.2(d) (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Share transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Share transfer books of the Company are open.
2.5 Execution, Authentication, Delivery and Dating of Rights Certificates
     (a) The Rights Certificates shall be executed on behalf of the Company by any two of its Chairman, its President and Chief Executive Officer, its Vice President, Finance and Chief Financial Officer and any director of the Company, provided that none of such officer or director, any Affiliate or Associate of such officer or director or any person with whom such officer or director or any such Affiliate or Associate is acting jointly or in concert has commenced or publicly announced an intention to commence a Take-over Bid. The signature of any of these officers or directors on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals holding the above offices of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.
     (b) Promptly after the Company learns of the Separation Time, the Company will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and the Rights Agent shall countersign (manually or by facsimile signature in a manner satisfactory to the Company) and deliver such Rights Certificates to the holders of the Rights pursuant to Subsection 2.2(c). No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.
     (c) Each Rights Certificate shall be dated the date of countersignature thereof.
2.6 Registration, Registration of Transfer and Exchange
     (a) From and after the Separation Time, the Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times. After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Subsection 2.6(c), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.
     (b) All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

     (c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.
2.7 Mutilated, Destroyed, Lost and Stolen Rights Certificates
     (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.
     (b) If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate, and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.
     (c) As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.
     (d) Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence a contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.
2.8 Persons Deemed Owners
  Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Time, such Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, of the associated Common Shares).

2.9 Delivery and Cancellation of Certificates
    All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Company.
2.10 Agreement of Rights Holders
    Every holder of Rights, by accepting such Rights, consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:
(a)	such holder shall be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

(b)	prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share certificate representing such Right;

(c)	after the Separation Time, the Rights will be transferable only on the Rights Register as provided herein;

(d)	prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

(e)	such holder is not entitled to receive any fractional Rights or fractional Common Shares upon the exercise of Rights;

(f)	without the approval of any holder of Rights and upon the sole authority of the Board of Directors acting in good faith, this Agreement may be supplemented or amended from time to time pursuant to and as provided herein; and

(g)	notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.
ARTICLE 3
ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF A FLIP-IN EVENT
3.1 Flip-In Event
     (a) Subject to Subsection 3.1(b), and Sections 5.1 and 5.2, in the event that prior to the Expiration Time a Flip-in Event shall occur, each Right shall constitute, effective from and after the Close of Business on the tenth Business Day following the Stock Acquisition Date, the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof, that number of Common Shares of the Company having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that after such date of consummation or occurrence an event of a type analogous to any of the events described in Section 2.3 shall have occurred with respect to such Common Shares).
     (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a Flip-in Event, any Rights that are or were Beneficially Owned on or after the earlier of the Separation Time or the Stock Acquisition Date by:
(i)	an Acquiring Person, or any Affiliate or Associate of an Acquiring Person, or any Person acting jointly or in concert with an Acquiring Person or with any Associate or Affiliate of an Acquiring Person; or

(ii)	a transferee or other successor in title, direct or indirect, of Rights held by an Acquiring Person (or of any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Associate or Affiliate of an Acquiring Person), whether or not for consideration, in a transfer that the Board of Directors has determined is part of a plan, understanding or scheme of an Acquiring Person (or of any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person) that has the purpose or effect of avoiding the provisions of this Subsection 3.1(b), shall become null and void without any further action and any holder of such Rights (including transferees or other successors in title) shall thereafter have no right to exercise or transfer such Rights under any provision of this Agreement and shall have no other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The holder of any Rights represented by a Rights Certificate which is submitted to the Rights Agent upon exercise or for registration of transfer or exchange which does not contain the necessary certifications set forth in the Rights Certificate establishing that such Rights are not void under this Subsection 3.1(b) shall be deemed to be an Acquiring Person for the purposes of this Subsection 3.1(b) and such Rights shall be null and void.
     (c) Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either Clause 3.1(b)(i) or Clause 3.1(b)(ii) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:
“The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person, or an Affiliate or an Associate of an Acquiring Person, or a Person acting jointly or in concert with any of them (as such terms are defined in the Rights Agreement). This Rights Certificate and the Rights represented hereby shall become void in the circumstances specified in Subsection 3.1(b) of the Rights Agreement.”
provided, however, that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall be required to impose such legend only if instructed to do so in writing by the Company or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend. The issuance of a Rights Certificate without the legend referred to in this Subsection 3.1(c) shall be of no effect on the provisions of Subsection 3.1(b).
ARTICLE 4
THE RIGHTS AGENT
4.1 General
     (a) The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-rights agents (each a “Co-Rights Agent”) as it may deem necessary or desirable, subject to the approval of the Rights Agent. In the event the Company appoints one or more Co-Rights Agents, the respective duties of the Rights Agents and Co-Rights Agents shall be as the Company may determine with the approval of the Rights Agent and the Co-Rights Agents. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent and its directors, officers, employees and agents for, and to hold it harmless against, any loss, liability or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement and the resignation or removal of the Rights Agent.
     (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Common Shares, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.
     (c) The Company shall inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Agreement by the Rights Agent and, at any time upon request, shall provide to the Rights Agent an incumbency certificate certifying the then current officers of the Company.
4.2 Merger or Consolidation or Change of Name of Rights Agent
     (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.
     (b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3 Duties of Rights Agent
     The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:
(a)	the Rights Agent may retain and consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion and the Rights Agent may also with the approval of the Company (such approval not to be unreasonably withheld) retain and consult with such other experts or advisors as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this Agreement (at the Company’s expense) and the Rights Agent shall be entitled to act and rely in good faith on the advice of such expert or advisor;

(b)	whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chairman, President and Chief Executive Officer, the Vice President, Finance and Chief Financial Officer or the Corporate Secretary of the Company and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken, omitted or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

(c)	the Rights Agent will be liable hereunder only for its own negligence, bad faith or wilful misconduct;

(d)	the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only;

(e)	the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Common Share certificate or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Subsection 3.1(b)) or any adjustment required under the provisions of Section 2.3 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 hereof describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Common Shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;

(f)	the Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(g)	the Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman, President and Chief Executive Officer, the Vice President, Finance and Chief Financial Officer or the Corporate Secretary of the Company, and to apply to such persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken, omitted or suffered by it in good faith in accordance with instructions of any such Person;

(h)	the Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity; and

(i)	the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in good faith in the selection and continued employment thereof.
4.4 Change of Rights Agent
   The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days’ notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to the transfer agent of Common Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.10. The Company may remove the

Rights Agent upon 60 days’ notice in writing, mailed to the Rights Agent and to the transfer agent of the Common Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.10. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent (at the Company’s expense) or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof or the United States. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent, upon receipt of any and all outstanding amounts owing pursuant to this Agreement, shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and the transfer agent of the Common Shares, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.
ARTICLE 5
MISCELLANEOUS
5.1 Redemption of Rights
     (a) Until the occurrence of a Flip-in Event as to which the application of Section 3.1 has not been waived pursuant to Section 5.2, the Board of Directors may elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right, appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3, if an event of the type analogous to any of the events described in Section 2.3 shall have occurred (such redemption price being herein referred to as the “Redemption Price”).
     (b) If a Person acquires Common Shares pursuant to a Permitted Bid Acquisition or a Take-over Bid in respect of which the Board of Directors has waived the application of Section 3.1 pursuant to the provisions of Section 5.2, the Board of Directors shall notwithstanding the provisions of Subsection 5.1(a) immediately upon such acquisition and, without further formality, be deemed to have elected to redeem the Rights at the Redemption Price.
     (c) Where a Take-over Bid that is not a Permitted Bid or a Competing Permitted Bid expires, is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all of the outstanding Rights at the Redemption Price.
     (d) If the Board of Directors elects to or is deemed to have elected to redeem the Rights, (i) the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price (less applicable withholding tax, if any), and (ii) subject to Subsection 5.1(f), no further Rights shall thereafter be issued.
     (e) Within 10 Business Days of the Board of Directors electing or having been deemed to have elected to redeem the Rights, the Company shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the Rights Register of the Rights Agent, or, prior to the Separation Time, on the share register maintained by the Company’s transfer agent or transfer agents. Each such notice of redemption shall state the method by which the payment of the Redemption Price shall be made.
     (f) Upon the Rights being redeemed pursuant to Subsection 5.1(c), Rights may be reissued under this Agreement to holders of record of Common Shares immediately following such redemption and, thereafter, all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Common Shares as of the Separation Time had not been mailed to each such holder and for all purposes of this Agreement, the Separation Time shall be deemed not to have occurred and such reissued Rights shall, without any further formality, be attached to the outstanding Common Shares in the same manner as prior to the occurrence of such Separation Time.
5.2 Waiver of Flip-In Events
     (a) The Board of Directors may, at any time prior to the occurrence of a Flip-in Event as to which the application of Section 3.1 has not been waived pursuant to this Section 5.2, waive the application of Section 3.1 to such Flip-in Event by written notice delivered to the Rights Agent.
     (b) The Board of Directors may, upon written notice delivered to the Rights Agent, waive the application of Section 3.1 to a Flip-in Event, but only if such Flip-in Event occurs by reason of a Take-over Bid made by way of a take-over bid circular to all holders of record of the Common Shares of the Company which are subject to the Take-over Bid (which, for greater certainty, does not include the circumstances described in Subsection 5.2(c)); provided however, that if the Board of Directors waives the application of Section 3.1 to a particular Flip-in Event pursuant to this Subsection 5.2(b), the Board of Directors shall be deemed to have waived the application of Section 3.1 to any other Flip-in Event occurring by reason of any Take-over Bid which is made by means of a take-over bid circular to all holders of record of Units prior to the expiry of any Take-over Bid in respect of which a waiver is, or is deemed to have been, granted under this Subsection 5.2(b).

     (c) Notwithstanding and without limiting the generality of Subsection 5.2(a), the Board of Directors may waive the application of Section 3.1 to a Flip-in Event provided that the following conditions are satisfied:
(i)	the Board of Directors has determined that the Acquiring Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person; and

(ii)	such Acquiring Person has reduced its Beneficial Ownership of Common Shares such that at the time of the waiver pursuant to this Subsection 5.2(c), it is no longer an Acquiring Person, and, in the event of any such waiver, for the purposes of this Agreement, such Flip-in Event shall be deemed not to have occurred and the Separation Time shall be deemed not to have occurred as a result of such Person having inadvertently become an Acquiring Person.
5.3 Expiration
   No Person shall have any rights pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Subsection 4.1(a) hereof.
5.4 Issuance of New Rights Certificates
   Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of shares purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.
5.5 Supplements and Amendments
   Prior to the occurrence of a Flip-in Event, the Company may at any time amend, supplement, vary or rescind any of the provisions of this Agreement and the Rights in its sole and absolute discretion by resolution of the Board of Directors acting in good faith (whether or not such action would materially adversely affect the interest of the holders of Rights generally); provided that no such amendment, supplement, variation or deletion shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent thereto. Any such amendment shall be effective from the date of the resolution of the Board of Directors adopting such amendment or such earlier or later date as the Board of Directors may otherwise determine. The implementation of any such supplement or amendment will be subject to receipt of any necessary regulatory approval including that of the Toronto Stock Exchange and NASDAQ.
5.6 Fractional Rights and Fractional Shares
          (a) The Company shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights. Subject to Section 5.3, after the Separation Time there shall be paid to the registered holders of the Rights Certificates with regard to which fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the Market Price at the Separation Time of a whole Right in lieu of such fractional Rights.
          (b) Share certificates for Common Shares shall only be issued upon written request to the Company and the Company shall not be required in any circumstances to issue fractional Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares. In lieu of issuing fractional Common Shares, the Company shall pay to the registered holder of Rights Certificates at the time such Rights are exercised as herein provided, an amount in cash equal to the same fraction of the Market Price of one Common Share at the date of such exercise.
5.7 Rights of Action
   Subject to the terms of this Agreement, rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.
5.8 Holder of Rights Not Deemed a Shareholder
   No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of Common Shares or any other securities which may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders, or to receive dividends or subscription rights or otherwise, until such Rights shall have been exercised in accordance with the provisions hereof.
5.9 Notice of Proposed Action
   If after the Separation Time and prior to the Expiration Time:
(i)	there shall occur an adjustment in the rights attaching to the Rights pursuant to Section 3.1 as a result of the occurrence of a Flip-in Event, or

(ii)	the Company proposes to effect the liquidation, dissolution or winding up of the Company or the sale of all or substantially all of the Company’s assets,

then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 5.10, a notice of such event or proposed action, which shall specify the date on which such change to the Rights, liquidation, dissolution or winding up occurred or is to take place, and such notice shall be so given within 10 Business Days after the occurrence of a change to the Rights and not less than 20 Business Days prior to the date of taking such proposed action by the Company.
5.10 Notices
     Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by first class mail, postage prepaid or sent by fax, addressed (until another address is filed in writing with the Rights Agent) as follows:
Canada Southern Petroleum Ltd.
Suite 250, 706 – 7th Avenue SW
Calgary, Alberta
T2P 0Z1
Attention: President and Chief Executive Officer
Fax No.:    403-261-5667
Any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid or sent by fax, addressed (until another address is filed in writing with the Company) as follows:
American Stock Trust & Trust Company
59 Maiden Lane
New York, New York
United States of America
10005
Attention: Geraldine Lippman
Fax No.:    (718) 921-8336
Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the Rights Register or, prior to the Separation Time, on the registry books of the Company for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.
5.11 Costs of Enforcement
     The Company agrees that if the Company fails to fulfil any of its obligations pursuant to this Agreement, then the Company will reimburse the holder of any Rights for the costs and expenses (including legal fees) reasonably incurred by such holder in actions to enforce his rights pursuant to any Rights or this Agreement.
5.12 Successors
     All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
5.13 Benefits of this Agreement
     Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.
5.14 Governing Law
     This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Alberta and for all purposes shall be governed by and construed in accordance with the laws of such province applicable to contracts to be made and performed entirely within such province.
5.15 Counterparts
     This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
5.16 Severability
     If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.
5.17 Regulatory Approvals
     Any obligation of the Company or action or event contemplated by this Agreement, or any amendment or supplement to this Agreement, shall be subject to receipt of any requisite approval or consent from any governmental or regulatory authority having jurisdiction including, while any securities of the Company are listed and admitted to trading thereon, the Toronto Stock Exchange and NASDAQ.
5.18 Determination and Actions by the Board of Directors
     All actions, calculations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board of Directors in good faith in connection with this Rights Plan, shall not subject the Board of Directors to any liability to the holders of the Rights.
5.19 Declaration as to Non-Canadian Holders
     If, in the opinion of the Board of Directors (who may rely upon the advice of counsel), any action or event contemplated by this Agreement would require compliance by the Company with the securities laws or comparable legislation of a jurisdiction outside Canada or the United States, the Board of Directors acting in good faith shall take such actions as it may deem appropriate to ensure such compliance. In no event shall the Company or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States, in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.
5.20 Termination of Agreement
     This Agreement shall terminate at, and be of no further force or effect from and after, the Expiration Time.
5.21 Effective Date
     This Agreement is in full force and effect in accordance with its terms from the date hereof.
*      *      *      *      *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CANADA SOUTHERN PETROLEUM LTD.
By:	/s/ John W. A. McDonald
Name: John W. A. McDonald
Title: President and Chief Executive Officer

By:	/s/ Richard C. McGinity
Name: Richard C. McGinity
Title: Director, Chairman of the Board

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President

EXHIBIT A
FORM OF RIGHTS CERTIFICATE

Certificate No.	Rights
THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE SHAREHOLDER RIGHTS PLAN AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SUBSECTION 3.1(b) OF THE SHAREHOLDER RIGHTS PLAN AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR ITS AFFILIATES OR ASSOCIATES OR ANY PERSON ACTING JOINTLY OR IN CONCERT WITH ANY OF THEM (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BECOME NULL AND VOID WITHOUT FURTHER ACTION.
RIGHTS CERTIFICATE
This certifies that                      is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Shareholder Rights Plan Agreement, dated as of May 24, 2006 (the “Rights Agreement”) between Canada Southern Petroleum Ltd., a corporation existing under the laws of the Province of Alberta (the “Company”) and American Stock Transfer & Trust Company, a trust company incorporated under the laws of New York, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Separation Time and prior to the Expiration Time (as such terms are defined in the Rights Agreement), one fully paid common share of the Company (a “Common Share”) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed and submitted to the Rights Agent at its office in the City of New York or at any other office of the Rights Agent in the cities designated from time to time for that purpose by the Company. Until adjustment thereof in certain events as provided in the Rights Agreement, the Exercise Price shall be $30.00 (Canadian) per Right.
In certain circumstances described in the Rights Agreement, each Right evidenced hereby may entitle the registered holder thereof to purchase more or less than one Common Share, all as provided in the Rights Agreement.
This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Company and the holders of the Rights. Copies of the Rights Agreement are on file at the corporate head office of the Company and are available upon written request.
This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.
Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be, and under certain circumstances are required to be, redeemed by the Company at a redemption price of $0.00001 (Canadian) per Right, subject to adjustment in certain events.
No fractional Common Shares will be issued upon the exercise of any Right or Rights evidenced hereby, but in lieu thereof, a cash payment will be made, as provided in the Rights Agreement.
No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meeting or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.
This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.
WITNESS the facsimile signature of the proper officers of the Company.

Date:

CANADA SOUTHERN PETROLEUM LTD.

By:

Authorized Signature

By:

Authorized Signature

Countersigned:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:

Authorized Signature

(To be attached to each rights certificate)
FORM OF ELECTION TO EXERCISE
TO: CANADA SOUTHERN PETROLEUM LTD.
The undersigned hereby irrevocably elects to exercise                      whole Rights represented by the attached Rights Certificate to purchase the Common Shares issuable upon the exercise of such Rights and requests that such shares be registered in the name of:

Name:

Address:

Social Insurance, Social Security or Other Taxpayer Identification Number:

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Name:

Address:

Social Insurance, Social Security or Other Taxpayer Identification Number:

Dated:

Signature

Signature	Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)
Signature must be guaranteed by a Canadian chartered bank, a Canadian trust company or a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP).

(To be completed if true)
The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or by any Person acting jointly or in concert with any of the foregoing (all as defined in the Rights Agreement).

Signature
NOTICE: In the event the certification set forth above is not completed, the Company will deem the Beneficial Owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person (as defined in the Rights Agreement) and, accordingly, such Rights shall be null and void and not transferable or exercisable.

(To be executed by the registered holder if such holder desires to transfer the Rights evidenced by this Certificate.)
FORM OF ASSIGNMENT

FOR VALUE RECEIVED	hereby sells, assigns and transfers unto

(please print name and address of transferee)
the Rights evidenced by this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer the within Rights on the books of the within-named Company, with full power of substitution.

Dated:

Signature

Signature	Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)
Signature must be guaranteed by a Canadian chartered bank, a Canadian trust company or a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEW) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP).

(To be completed if true)
The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or by any Person acting jointly or in concert with any of the foregoing (all as defined in the Rights Agreement).

Signature
NOTICE: In the event the certification set forth above is not completed, the Company will deem the Beneficial Owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person (as defined in the Rights Agreement) and, accordingly, such Rights shall be null and void and not transferable or exercisable.